                                                                    EXHIBIT 11.1


                       PRODIGY COMMUNICATIONS CORPORATION
                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE


                                                                  Basic              Diluted
                                                                  Shares             Shares
                                                               ----------          ----------
                                                                       (In thousands)
For the year ended December 31, 1996
  Common shares outstanding, beginning of the period                8,632              8,632
  Weighted average common shares issued during the period           1,729              1,729
                                                             ------------       ------------
        Weighted average number of common
         shares outstanding                                        10,361             10,361
                                                             ------------       ------------
        Net loss                                             $    (90,802)      $    (90,802)
                                                             ------------       ------------
Net loss per common share                                    $      (8.76)      $      (8.76)/1/
For the year ended December 31, 1997
  Common shares outstanding, beginning of the period               12,310             12,310
  Weighted average common shares issued during the period           5,027              5,027
                                                             ------------       ------------
        Weighted average number of common
         shares outstanding                                        17,337             17,337
        Net loss
 Net loss per common share                                   $   (132,775)      $   (132,775)
                                                             ------------       ------------
                                                             $      (7.66)      $      (7.66)/1/
For the nine-months ended September 30, 1998                 ------------       ------------
  Common shares outstanding, beginning of the period               33,804             33,804
  Weighted average common shares issued during the period           3,685              3,685
                                                             ------------       ------------
        Weighted average number of common
         shares outstanding                                        37,489             37,489
                                                             ------------       ------------
        Net loss                                             $    (47,877)      $    (47,877)
                                                             ------------       ------------
 Net loss per common share                                   $      (1.28)      $      (1.28)/1/
                                                             ------------       ------------


    (1) In 1996, 1997 and 1998, options and warrants to purchase 2,645,347, 6,158,347 and 2,289,683 shares of common stock, respectively, and the conversion of 8% Contingent Convertible Promissory Notes valued at $30,500,000, were excluded from the calculation of diluted earnings per share because the effect of their inclusion would have been anti-dilutive.